EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD PRIME COMPLETES ACQUISITION OF THE AWARD-WINNING
BARDESSONO HOTEL AND SPA FOR $85 MILLION

Acquisition Highlights:

•	Premier asset in Napa Valley, one of the strongest and most desirable lodging markets in the country with very high barriers to entry and minimal new supply

•	Extraordinary RevPAR of over $550

•	The only California LEED Platinum certified hotel was built in 2009 and is in outstanding physical condition with virtually no capex needs

DALLAS, July 9, 2015 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today that it has completed the previously-announced acquisition of the leasehold interest in the award-winning 62-room Bardessono Hotel and Spa in Yountville, CA for a total consideration of $85.0 million ($1,370,000 per key). The acquisition was funded with proceeds from the Company’s recently completed preferred stock offering, cash on hand, and $2.0 million in key money provided by Ashford Inc. The property will be managed by Remington Lodging who will work with the existing management team to facilitate a smooth transition to maintain the hotel’s highest standards of excellence.
The purchase price for the Bardessono Hotel and Spa, after adjusting for the key money, represents an estimated forward 12-month cap rate of 5.2% on net operating income and an estimated forward 12-month EBITDA multiple of 16.5x. On a trailing 12-month basis as of May 31, 2015, the

Bardessono Hotel and Spa achieved RevPAR of $554.01, with 81.9% occupancy and an Average Daily Rate (ADR) of $676.12, according to unaudited financial data provided by the sellers.
“We are extremely excited to add this trophy asset to our portfolio,” said Monty J. Bennett, Ashford Prime’s Chairman and Chief Executive Officer. “The award-winning Bardessono Hotel and Spa provides us with a foothold in Napa Valley, one of the strongest and most desirable lodging markets in the country with very high barriers to entry and minimal new supply. Given the superb quality of this asset just built in 2009, its unique location and extraordinary RevPAR generation – the highest in our portfolio, this property aligns perfectly with Prime’s strategy of investing in high quality, high RevPAR assets in gateway and resort markets.”
Located in the heart of Yountville, CA, the Bardessono Hotel and Spa is approximately 60 miles north of San Francisco and enjoys a central location in the heart of the Napa Valley, widely acclaimed as the continent’s premier wine and culinary destination with over 450 wineries. Known as the “Culinary Capital of the Napa Valley,” Yountville boasts an array of restaurants by famed chefs, earning more Michelin stars per capita than any other place in North America. In addition to the valley’s traditional wine and dining attractions, the region is also known as a popular leisure destination for hiking, biking, golfing, shopping and festivals.
The Bardessono Hotel and Spa was built in 2009, has 62 luxurious rooms and suites and is in outstanding physical condition. Built and operated with a primary focus on green practices, the hotel is the only LEED Platinum certified hotel in California and one of only 3 LEED Platinum certified hotels in the U.S. The hotel offers exceptional amenities, including large, well-appointed guestrooms and suites with private patios/balconies, the acclaimed Lucy restaurant and bar, an on-site spa, fitness center and 6,065 square feet of indoor and outdoor meeting space.
The property’s outdoor amenities are notable as well, including a rooftop resort-style pool, landscaping and water features, a vegetable garden, high-profile art sculptures and the availability of carbon fiber bicycles and Lexus Hybrid vehicles for guest use. The hotel is on a ground lease that expires in 2105.
In addition, the Bardessono Hotel and Spa has been the recipient of the following awards:

•	California’s first and only LEED Platinum certified hotel

•	2015 TripAdvisor Travelers’ Choice Award – Top Hotels - #3 in the U.S.

•	2015 TripAdvisor Travelers’ Choice Award – Top Luxury Hotels - #3 in the U.S.

•	2015 TripAdvisor Travelers’ Choice Award – Top Romantic Hotels - #4 in the U.S.

•	2014 Travel & Leisure – T&L: The World’s Best Hotels - #21 in Continental U.S.

•	2014 Andrew Harper’s Readers Choice Awards - #9 Top Food & Wine Resort

•	2014 TripAdvisor Travelers’ Choice Award – Top Hotels - #2 in the U.S./#24 in the World

•	2014 TripAdvisor Travelers’ Choice Award – Top Luxury Hotels - #3 in the U.S.

•	2014 Conde Nast Travel – Gold List

•	2013 Andrew Harper’s - Annual Grand Awards List

•	2013 Travel & Leisure – T&L 500: The World’s Best Hotels - #3 in the U.S.

•	2013 Conde Nast Johansen – Award of Excellence – Most Excellent Eco Hotel in the World
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in high RevPAR full-service and urban select-service hotels and resorts located predominantly in domestic and international gateway and resort markets.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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